Exhibit 99.1

One Corporate Center Rye, NY 10580-1422 t: 203.629.9595 Associated-Capital-Group.com

For Immediate Release:	Contact:	Francis J. Conroy Interim Chief Financial Officer (203) 629-2726 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports First Quarter Results

•	Assets Under Management (AUM) increased +16% year over year to $1.6 billion

•	Mark-to-market of investment portfolio drives loss of $0.95 per share

Rye, New York, May 8, 2018 – Associated Capital Group, Inc. (“AC” or the “Company”) reported financial results for the first quarter ended March 31, 2018.

Financial Highlights
($000s except AUM and per share data)

	Q1
	2018	2017

AUM - end of period (in millions)	$1,560	$1,349
Revenues	4,703	4,987
Operating loss	(4,250)	(4,332)
Investment and other non-operating income/(expense), net (a)	(24,856)	(17,109)
Loss before income taxes	(29,106)	(21,441)
Net loss	(22,229)	(13,078)
Net loss per share - diluted	$(0.95)	$(0.55)
Shares outstanding at March 31 (thousands)	23,133	24,248
(a)	See below for a discussion of the adoption of new accounting guidance

First Quarter Overview

Our operating loss for the quarter was $4.3 million in line with the comparable year ago quarter. First quarter operating revenues were down $0.3 from the prior year quarter, but expenses, primarily compensation, decreased by $0.4 million.

First quarter investment and other non-operating income/(expense), net was a loss of $24.9 million compared to $17.1 million loss in the first quarter of 2017 primarily reflecting mark-to-market losses on our investment portfolio partially offset by the absence of a $4.9 million shareholder-designated contribution in the year ago period. In comparing the current quarter’s results with those of the year ago period, it is important to note the impact of a change in the accounting treatment of available for sale (“AFS”) equity securities. In prior periods, the change in unrealized gains or losses attributable to AFS equity securities was reflected in equity and classified as other comprehensive income rather than net income. Beginning with this quarter, however, the mark-to-market adjustments for the entire portfolio flow through net income. On a comparable basis, the first quarter 2017 investment and other non-operating income/(expense), net would have been a loss of $0.6 million.

Despite the higher pre-tax loss, the Company recorded a lower income tax benefit in the current quarter of $6.7 million compared to $8.4 million in the comparable quarter of 2017. This decreased tax benefit primarily resulted from the reduction in the federal corporate income tax rate to 21% from 35% under the recently-enacted Tax Cut and Jobs Act.

As a result of the factors noted above, net loss for the first quarter of 2018 was $22.2 million or $0.95 per diluted share, versus a net loss of $13.1 million, or $0.55 per diluted share in the first quarter of 2017. On a comparable basis of accounting for AFS securities, the year ago period would have reported a net loss of $2.5 million (i.e., the Company’s reported comprehensive income).

Financial Condition

In November 2015, GAMCO (“GBL”) issued a PIK note to AC with an initial face value of $250 million (the “GAMCO Note”) as part of AC’s spin-off. During the first quarter of 2018, GBL repaid $10 million of the GAMCO Note, reducing the outstanding principal to $40 million. Under GAAP, the balance of the GAMCO Note is treated as a reduction of equity.

At March 31, 2018, AC’s book value on a GAAP basis was $888 million, or $38.38 per share, compared to $918 million, or $38.84 per share, at December 31, 2017. The decline in GAAP book value per share primarily reflects our net loss partially offset by the $10 million repayment of the GAMCO Note.

Management believes that the analysis of adjusted economic book value (“AEBV”), defined as total GAAP equity plus the outstanding balance of the GAMCO Note, is useful in analyzing the Company’s financial condition. Please note that both of these are non-GAAP financial measures. AEBV per share was $40.11 at March 31, 2018 compared to $40.96 per share at prior year-end:

($000s except per share data)
	March 31, 2018		December 31 2017
	Total	Per Share	Total	Per Share
Total equity as reported	$887,794	$38.38	$918,147	$38.84
Add: GAMCO Note	40,000	1.73	50,000	2.12
Adjusted economic book value	$927,794	$40.11	$968,147	$40.96

First Quarter Results of Operations

Assets Under Management (AUM)

	March 31, 2018	December 31, 2017	March 31, 2017
(in millions)
Event Merger Arbitrage	$1,407	$1,384	$1,144
Event-Driven Value	88	91	141
Other	65	66	64
Total AUM	$1,560	$1,541	$1,349

Assets Under Management at March 31, 2018 were $1.6 billion, an increase of $211 million from $1.3 billion at March 31, 2017. This increase reflects $69 million of net appreciation and $142 million of net capital inflows. Year over year asset flows included Gabelli Merger Plus+ Trust PLC (GMP:LN), the Company’s first closed-end fund which launched in July 2017. GAMCO International SICAV – GAMCO Merger Arbitrage, our UCITS fund, also saw significant capital flows over the year as it gains traction on a number of platforms.

Revenues

Total operating revenues for the three months ended March 31, 2018 were $4.7 million versus $5.0 million in the comparable prior year period:

•	Investment advisory fees increased to $2.5 million in the first quarter of 2018, up from $2.4 million in the comparable 2017 quarter, due to higher assets under management.

•	Institutional research services revenue was $2.2 million in the first quarter 2017, down $0.4 million from the year ago quarter.

Incentive fees are not recognized until the measurement period ends and the fee is crystalized, typically annually on December 31. If the measurement period had ended on March 31, we would have recognized an immaterial amount for each of the quarters ended March 31, 2018 and 2017, respectively.

Investment and other non-operating income/(expense), net

During the first quarter of 2018, investment and other non-operating income/(expense), net was a loss of $24.9 million compared to $17.1 million loss in the first quarter of 2017. Investment losses were $27.5 million and $14.4 million in the 2018 and 2017 quarters, respectively, primarily a function of mark-to-market changes in the value of our investments.

Dividends on the GBL shares and interest income from the GAMCO Note were $0.6 million in the 2018 quarter versus $1.1 million in the comparable quarter in 2017 primarily due to the reduction in the balance of the GAMCO Note.

Business and Investment Highlights

Event Driven Asset Management

Our merger arbitrage fund launched in February 1985 was essentially unchanged for the quarter. This compares favorably to the overall equity markets which saw declines and highlights the uncorrelated nature of this investment style. Global M&A activity remained strong, and we expect that corporate confidence, strong balance sheets, accommodative credit markets and repatriation of overseas profits as a result of tax reform will continue to propel corporate merger activity. Merger arbitrage returns should also benefit from a rising interest rate environment and increasing deal spreads as a result of heightened market volatility.

Institutional Research

During the past quarter, Gabelli & Company, our institutional research services business, sponsored three investment conferences:

Pump, Valve, & Water Systems – 28th Annual
Waste & Environmental Services – 4th Annual
Specialty Chemicals – 9th Annual

We also hosted several non-deal roadshows to connect institutional investors and senior executives of companies followed by our research analysts.

On Friday, May 4, 2018, Gabelli & Company hosted its 12th Annual Omaha Research Trip which included local site tours, management meetings, and topical discussions followed by Columbia Business School’s annual Omaha dinner and noted investment panel underwritten by Gabelli.

We continue to increase the presence of our analysts on social media platforms. We invite you to follow us on the Gabelli TV channel on YouTube (www.youtube.com) or Facebook (www.facebook.com/GabelliTV) and receive frequent, real-time updates from our analysts.

Shareholder Compensation

At March 31, 2018, there were 3.9 million Class A and 19.2 million Class B shares outstanding.

During the first quarter, the Company completed a tender offer for approximately 500,000 Class A shares in exchange for approximately 670,000 GBL shares. Following the exchange offer, we continue to hold 3.7 million shares of GBL valued at $92.5 million at the end of the quarter.

Including the exchange offer, the Company repurchased shares at an average investment of $35.91 per share, for a total of $18.2 million. Since the spin-off of the Company from GAMCO, we have returned approximately $81 million to shareholders through the repurchase of approximately 2.5 million shares.

In addition, the Board of Directors declared a $0.10 dividend per share payable on July 2, 2018 to its shareholders of record on June 18, 2018.

Other

The Company expects to post future earnings announcements solely on its website, associated-capital-group.com, under “Investor Relations”.

About Associated Capital Group, Inc.

The Company has been publicly traded since November 30, 2015 following its spin-off from GAMCO Investors, Inc.

The Company operates its investment management business via Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.), its 100% owned subsidiary. GCIA and its wholly-owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios and earns management and incentive fees from its advisory activities. Management fees are largely based on a percentage of assets under management. Incentive fees are based on a percentage of the investment returns of certain clients’ portfolios. GCIA is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research (which does business as Gabelli & Company), an indirect wholly-owned subsidiary of the Company. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.

The Company also derives investment income/(loss) from proprietary trading of assets awaiting deployment in its operating businesses.

Table I
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	March 31, 2018	December 31, 2017	March 31, 2017

ASSETS

Cash and cash equivalents	$283,972	$293,112	$307,651
Investments	549,255	513,888	459,462
Investment in GAMCO stock (3,726,250, 4,393,055 and 4,393,055 shares, respectively)	92,523	130,254	129,990
Receivable from brokers	18,535	34,881	12,021
Income taxes receivable and deferred tax assets	1,241	-	-
Other receivables	4,280	30,877	4,506
Other assets	5,537	3,903	4,003

Total assets	$955,343	$1,006,915	$917,633

LIABILITIES AND EQUITY

Payable to brokers	$5,621	$13,281	$6,168
Income taxes payable and deferred tax liabilities	-	5,484	4,506
Compensation payable	2,982	12,785	5,991
Securities sold short, not yet purchased	5,211	5,731	7,519
Accrued expenses and other liabilities	3,131	5,257	7,568
Sub-total	16,945	42,538	31,752

Redeemable noncontrolling interests	50,604	46,230	4,050

Equity	927,794	961,435	959,945
4% PIK Note due from GAMCO	(40,000)	(50,000)	(90,000)
Accumulated comprehensive income	-	6,712	11,886
Total equity	887,794	918,147	881,831

Total liabilities and equity	$955,343	$1,006,915	$917,633

Table II

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Quarter Ended March 31,

	2018	2017

Investment advisory and incentive fees	$2,529	$2,401
Institutional research services	2,152	2,582
Other revenues	22	4
Total revenues	4,703	4,987

Compensation costs	6,324	6,783
Stock based compensation	72	444
Other operating expenses	2,557	2,092
Total expenses	8,953	9,319

Operating loss	(4,250)	(4,332)

Investment loss	(27,530)	(14,401)
Interest and dividend income from GAMCO	590	1,087
Interest and dividend income, net	2,084	1,100
Shareholder-designated contribution	-	(4,895)
Investment and other non-operating income/(expense), net	(24,856)	(17,109)

Loss before income taxes	(29,106)	(21,441)
Income tax benefit	(6,734)	(8,424)
Net loss	(22,372)	(13,017)
Net income/(loss) attributable to noncontrolling interests	(143)	61
Net loss attributable to Associated Capital Group, Inc.	$(22,229)	$(13,078)

Net loss per share attributable to Associated Capital Group, Inc.:
Basic	$(0.95)	$(0.55)

Diluted	$(0.95)	$(0.55)

Weighted average shares outstanding:
Basic	23,508	23,829

Diluted	23,508	23,829

Actual shares outstanding	23,133	24,248 (a)

Notes:

(a)	Includes 420,240 of RSAs at March 31, 2017.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.